Filed Pursuant to Rule 424(b)(5)
Registration No. 333-234754
PROSPECTUS

Babcock & Wilcox Enterprises, Inc.

25,616,352 Shares of Common Stock
This prospectus relates to the resale, from time to time, of up to 25,616,352 shares of common stock, par value $0.01 per share, previously issued by Babcock & Wilcox Enterprises, Inc. to the selling stockholders identified in this prospectus. The selling stockholders acquired these shares on the open market, by acting as a backstop to the rights offering that we completed on April 30, 2018 and in connection with the equitization transactions completed earlier this year, each as described in “Selling Stockholders.” The registration of the shares of common stock does not necessarily mean that any of the shares will be offered or sold by the selling stockholders.
We are not offering any shares of common stock for sale under this prospectus and will not receive any proceeds from the sales of these shares of common stock by the selling stockholders under this prospectus.
The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.
To the extent required, we will provide the specific terms of transactions in these shares of common stock in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. See “Plan of Distribution.”
Our common stock is listed on the New York Stock Exchange under the symbol “BW.”
Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 6 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 26, 2019.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, the selling stockholders named in this prospectus or in one or more supplements to this prospectus may sell, from time to time, up to 25,616,352 shares of our common stock.
This prospectus provides you with a general description of the common stock the selling stockholders may offer. For a more complete understanding of the offering of the securities, you should refer to the registration statement of which this prospectus forms a part, including its exhibits. A prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement or free writing prospectus, including all documents incorporated herein or therein by reference, together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”
We and the selling stockholders have not authorized anyone to provide you with different information from the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We and the selling stockholders are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
Unless we otherwise state or the context otherwise indicates, all references in this prospectus to “B&W,” the “Company,” “us,” “our,” or “we” or similar references, mean Babcock & Wilcox Enterprises, Inc.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available on the SEC’s website at http://www.sec.gov. We maintain a website at http://www.babcock.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

INFORMATION WE INCORPORATE BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We incorporate by reference the documents listed below and any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (2) after the date of this prospectus until the offering of the securities is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on April 2, 2019 and as amended on April 30, 2019;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, filed on May 9, 2019, August 8, 2019 and November 7, 2019, respectively;

•
our Current Reports on Form 8-K filed with the SEC on January 15, 2019, February 1, 2019, March 18, 2019, March 20, 2019, March 29, 2019, April 5, 2019 (with respect to Items 1.01, 2.03 and 3.02 only), April 30, 2019, June 17, 2019 (with respect to Items 5.02, 5.03 and 5.07 only), June 28, 2019, July 22, 2019, July 24, 2019 (with respect to Items 3.02, 3.03 and 5.03 only), August 8, 2019 (with respect to Items 1.01, 2.03 and 5.02 only) and October 21, 2019; and

•
the description of our capital stock contained in our Information Statement, filed as Exhibit 99.1 to Amendment No. 4 to our Registration Statement on Form 10 (File No. 001-36876), filed on June 9, 2015, including any amendment or report filed for the purpose of updating such description.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.
We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:
Babcock & Wilcox Enterprises, Inc.
Attention: Corporate Secretary
20 South Van Buren Avenue
Barberton, OH 44203
(330) 753-4511

PROSPECTUS SUMMARY
The following summary does not contain all of the information that you should consider before making your investment decision. You should read carefully the entire prospectus and the financial statements, notes to financial statements and other information incorporated by reference in this prospectus before making any investment decision.
Our Company
We are a leading technology-based provider of advanced fossil and renewable power generation and environmental equipment that includes a broad suite of boiler products, environmental systems, and services for power and industrial uses. We specialize in technology and engineering for power generation and various other industries, including the procurement, erection and specialty manufacturing of related equipment, and services, including:

•	high-pressure equipment for energy conversion, such as boilers fueled by coal, oil, bitumen, natural gas, and renewables including municipal solid waste and biomass fuels;

•
environmental control systems for both power generation and industrial applications to incinerate, filter, capture, recover and/or purify air, liquid and vapor-phase effluents from a variety of power generation and specialty manufacturing processes;

•
aftermarket support for the global installed base of operating plants with a wide variety of products and technical services including replacement parts, retrofit and upgrade capabilities, field engineering, construction, inspection, operations and maintenance, condition assessment and other technical support;

•	custom-engineered comprehensive dry and wet cooling solutions;

•	gas turbine inlet and exhaust systems, custom silencers, filters and custom enclosures; and

•	engineered-to-order services, products and systems for energy conversion worldwide and related auxiliary equipment, such as burners, pulverizers, soot blowers and ash and material handling systems.
Our overall activity depends significantly on the capital expenditures and operations and maintenance expenditures of global electric power generating companies, other steam-using industries and industrial facilities with environmental compliance and noise abatement needs. Several factors influence these expenditures, including:

•	prices for electricity, along with the cost of production and distribution including the cost of fuel within the United States or internationally;

•	demand for electricity and other end products of steam-generating facilities;

•	requirements for environmental and noise abatement improvements;

•	expectation of future requirements to further limit or reduce greenhouse gas and other emissions in the United States and internationally;

•	environmental policies which include waste-to-energy or biomass as options to meet legislative requirements and clean energy portfolio standards;

•	level of capacity utilization at operating power plants and other industrial uses of steam production;

•	requirements for maintenance and upkeep at operating power plants to combat the accumulated effects of usage;

•	overall strength of the industrial industry; and

•	ability of electric power generating companies and other steam users to raise capital.
Customer demand is heavily affected by the variations in our customers' business cycles and by the overall economies and energy, environmental and noise abatement needs of the countries in which they operate.
Corporate Information
We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 20 South Van Buren Avenue, Barberton, Ohio 44203. Our telephone number is (303) 753-4511. Our website is http://www.babcock.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

The Offering

Common stock that may be sold by the selling stockholders	25,616,352 shares

Common stock to be outstanding immediately after this offering	46,340,524 shares

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholders in this offering. See “Use of Proceeds.”

Risk factors	An investment in our common stock involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

NYSE symbol	BW
The number of shares of common stock to be outstanding immediately before and after this offering is based on 46,340,524 shares of our common stock outstanding as of November 1, 2019, and excludes the following:

•
1,666,667 shares of our common stock issuable upon exercise of the warrants issued to affiliates of B. Riley FBR, Inc., or B. Riley, as part of the equitization transactions described in “Selling Stockholders” below;

•	396,494 shares of our common stock issuable upon the exercise of stock options outstanding as of November 1, 2019 at a weighted-average exercise price of $107.04 per share;

•	47,288 shares of our common stock subject to outstanding performance stock units as of November 1, 2019;

•	2,846 shares of our common stock subject to outstanding stock appreciation rights as of November 1, 2019;

•	2,107,086 shares of our common stock subject to outstanding restricted stock units as of November 1, 2019; and

•	135,255 shares of our common stock reserved for future issuance under our Fourth Amended and Restated 2015 Incentive Compensation Plan as of November 1, 2019.

RISK FACTORS
An investment in our securities involves risk. We urge you to carefully consider the risks and other information described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as amended, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, which are incorporated herein by reference, and in other filings we make with the SEC. Any of the risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations or financial condition.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You should not place undue reliance on these statements. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature identify forward-looking statements.
These forward-looking statements address matters that involve risks and uncertainties and include statements that reflect the current views of our senior management with respect to our financial performance and future events with respect to our business and industry in general. There are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Differences between actual results and any future performance suggested in our forward-looking statements could result from a variety of factors, including the following: our ability to continue as a going concern; our recognition of any asset impairments as a result of any decline in the value of our assets or our efforts to dispose of any assets in the future; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing; our ability to satisfy requirements under our revolving credit facility, as amended; our ability to refinance said facility in a timely manner, if at all; our ability to obtain waivers of required pension contributions; the highly competitive nature of our businesses; general economic and business conditions, including changes in interest rates and currency exchange rates; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, partners or suppliers to perform their obligations on time and as specified; our ability to successfully resolve claims by vendors for goods and services provided and claims by customers for items under warranty; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost-savings initiatives; our ability to successfully address remaining items and any warranty obligations within our accrued estimated costs for our Vølund & Other Renewable segment; our ability to successfully partner with third parties to win and execute contracts within the Vølund & Other Renewable segment; changes in our effective tax rate and tax positions, including any limitation on our ability to use our net operating loss carryforwards and other tax assets as a result of an “ownership change” under Section 382 of the Internal Revenue Code; our ability to maintain operational support for our information systems against service outages and data corruption, as well as protection against cyber-based network security breaches and theft of data; our ability to protect our intellectual property and renew licenses to use intellectual property of third parties; our use of the percentage-of-completion method to recognize revenue over time; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; changes in, or our failure or inability to comply with, laws and government regulations; actual of anticipated changes in governmental regulation, including trade and tariff policies; difficulties we may encounter in obtaining regulatory or other necessary permits or approvals; changes in, and liabilities relating to, existing or future environmental regulatory matters; changes in actuarial assumptions and market fluctuations that affect our net pension liabilities and income; potential violations of the Foreign Corrupt Practices Act; our ability to successfully compete with current and future competitors; the loss of key personnel and the continued availability of qualified personnel; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where we do business or seek new business; the possibilities of war, other armed conflicts or terrorist attacks; and the willingness of customers and suppliers to continue to do business with us on reasonable terms and conditions as well as our ability to successfully consummate strategic alternatives for non-core assets, if we determine to pursue them. These factors include the factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, as amended, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019.
The risks described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and elsewhere are not the only risks facing our company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows.
The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We caution readers not to place undue reliance on the statements, which speak only as of the date of this prospectus. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.
We disclose important factors that could cause our actual results to differ materially from our expectations implied by our forward-looking statements under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the documents we incorporate by reference and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributed to us or persons acting on our behalf. When we indicate that an event, condition or circumstance could or would have an adverse effect on us, we mean to include effects upon our business, financial and other condition, results of operations, prospects and ability to service our debt.

USE OF PROCEEDS
The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. See “Selling Stockholders.” All net proceeds from the sale of the shares of common stock will go to the selling stockholders. We will not receive any part of the proceeds from such sale of common stock. Most of the costs and expenses incurred in connection with the registration under the Securities Act of the shares of common stock offered hereby will be paid by us. The selling stockholders will pay any brokerage fees and commissions and transfer taxes attributable to the sale of the common stock.

SELLING STOCKHOLDERS
This prospectus relates to the possible resale by the selling stockholders included in the table below, which we refer to as the selling stockholders, of up to 25,616,352 shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. When we refer to a selling stockholder, we mean the entity itself, as well as its donees, pledgees, assignees, transferees, distributees and other successors in interest.
On July 23, 2019, we completed the transactions set forth below, which we refer to as the equitization transactions. All share amounts set forth herein give effect to the 1-for-10 reverse stock split of our common stock on July 24, 2019.

•
A $50.0 million rights offering that allowed our stockholders to subscribe for shares of our common stock at a subscription price of $0.30 per share, which we refer to as the 2019 rights offering. B. Riley also agreed to backstop and purchase from us all unsubscribed shares of common stock in the 2019 rights offering for cash or by exchanging a principal amount of Tranche A-2 or Tranche A-3 last-out term loans under our U.S. credit agreement equal to the aggregate subscription price for all shares of common stock purchased through the backstop. Concurrently with the closing of the 2019 rights offering, and in satisfaction of the backstop commitment, we issued an aggregate of (i) 2,744,163 shares to entities affiliated with B. Riley in exchange for the discharge of approximately $8.2 million of Tranche A-3 last-out term loans issued under our U.S. credit agreement, with the principal amount discharged in an amount equal to the subscription price of $0.30 per share of common stock issued, and (ii) 1,333,333 shares to certain permitted assignees of B. Riley at a per share purchase price in cash equal to the subscription price of $0.30 per share, which was also used to reduce outstanding borrowings under the Tranche A-3 last-out term loans under our U.S. credit agreement.

•
The exchange of all outstanding Tranche A-1 last-out term loans under our U.S. credit agreement for shares of our common stock at a price of $0.30 per share. We issued an aggregate 12,720,785 shares as part of this exchange, of which 10,720,785 shares were issued to Vintage Capital Management LLC, or Vintage, and an aggregate 1,999,999 shares were issued to certain entities affiliated with B. Riley. At the time of the exchange, all of our outstanding Trance A-1 last-out term loans under our U.S. credit agreement were held by Vintage and certain entities affiliated with B. Riley.

•
The issuance of warrants to purchase an aggregate an aggregate 1,666,667 shares of our common stock at an exercise price of $0.01 per share to certain entities affiliated with B. Riley. The warrants are exercisable, in whole or in part, at any time or from time to time, on or before the third anniversary of their issuance.

All shares of our common stock beneficially owned by the selling stockholders were acquired through (i) purchases in the open market, (ii) purchases in private transactions as part of the backstop to our rights offering completed on April 30, 2018, and (iii) purchases as part of the equitization transactions.
The table below details the number of shares of common stock held by the selling stockholders and the number of shares that may be offered by the selling stockholders for resale under this prospectus. The information regarding shares beneficially owned after this offering assumes the sale of all shares offered for resale by the selling stockholder under this prospectus and that all such sales will be made to parties unaffiliated with the selling stockholders. The selling stockholders may sell all, some or none of their shares of common stock in future offerings under this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. The selling stockholders’ percentage of ownership in the following table is based upon 46,340,524 shares of common stock outstanding as of November 1, 2019.

	Prior to the Offering			After the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding	Number of Shares of Common Stock Being Registered for Resale	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding
B. Riley FBR, Inc.(1)	1,859,423	4.0%	1,859,423	–	–
B. Riley Financial, Inc.(1)	4,732,962	10.2%	4,732,962	–	–
BRC Partners Opportunity Fund, LP(1)	1,985,889	4.3%	1,985,889	–	–
Vintage Capital Management, LLC(2)	15,704,744	33.9%	15,704,744	–	–
Sphinx Trading, LP(3)	333,333	*	333,333	–	–
Equitec Proprietary Markets, LLC(4)	166,667	*	166,667	–	–
Equitec Specialists, LLC(5)	166,667	*	166,667	–	–
AFO FIP MS, LLC(6)	666,667	1.4%	666,667	–	–
* Represents less than 1.0 percent
(1) Consists of (i) 1,859,423 shares of the Company’s common stock held by B. Riley FBR, Inc., (ii) 3,191,296 shares of the Company’s common stock and 1,541,666 shares of the Company’s common stock issuable upon the exercise of a warrant owned by B. Riley Financial, Inc., and (iii) 1,860,889 shares of the Company’s common stock and 125,000 shares of the Company’s common stock issuable upon the exercise of a warrant held by BRC Partners Opportunity Fund, LP. B. Riley Financial, Inc. is the parent entity of B. Riley FBR, Inc. and of B. Riley Capital Management, LLC. B. Riley Capital Management, LLC is the parent entity of BRC Partners Management GP, LLC, which is the general partner of BRC Partners Opportunity Fund, LP. As Co-Chief Executive Officer of B. Riley Financial, Inc., Mr. Bryant Riley may be deemed to beneficially own the common stock held by BRC Partners Opportunity Fund, LP and B. Riley FBR, Inc., respectively. The address of B. Riley Financial, Inc. is 21255 Burbank Boulevard, Suite 400, Woodland Hills, California 91367, and the address of B. Riley Capital Management, LLC, B. Riley FBR, Inc. BRC Partners Management GP, LLC and BRC Partners Opportunity Fund, LP is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025.
(2) Vintage directly owns 15,704,744 shares of the Company’s common stock. Kahn Capital Management, LLC (“Kahn Capital”), as a member and the majority owner of Vintage, may be deemed to have the power to direct the voting and disposition of the shares owned by Vintage, and may be deemed to be the indirect beneficial owner of such shares but disclaims beneficial ownership of such shares. Brian Kahn has shared voting and dispositive power over 15,704,744 shares of the Company’s common stock, which represent shares held directly by Vintage, and sole voting and dispositive power over 25,606 shares. Mr. Kahn, as the manager of each of Vintage and Kahn Capital, may be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Vintage, and may be deemed to be the indirect beneficial owner of such shares but disclaim beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(3) Dan Asher has voting control and investment discretion over the shares of the Company’s common stock held by Sphinx Trading, LP. As a result, Mr. Asher may be deemed to have beneficial ownership of such securities. The address of Sphinx Trading, LP is 111 W. Jackson Boulevard, 20th floor, Chicago, Illinois 60604.
(4) Dan Asher has voting control and investment discretion over the shares of the Company’s common stock held by Equitec Proprietary Markets, LLC. As a result, Mr. Asher may be deemed to have beneficial ownership of such securities. The address of Equitec Proprietary Markets, LLC is 111 W. Jackson Boulevard, 20th floor, Chicago, Illinois 60604.
(5) Dan Asher has voting control and investment discretion over the shares of the Company’s common stock held by Equitec Specialists, LLC. As a result, Mr. Asher may be deemed to have beneficial ownership of such securities. The address of Equitec Specialists, LLC is 111 W. Jackson Boulevard, 20th floor, Chicago, Illinois 60604.
(6) Dan Asher has voting control and investment discretion over the shares of the Company’s common stock held by AFO FIP MS, LLC. As a result, Mr. Asher may be deemed to have beneficial ownership of such securities. The address of AFO FIP MS, LLC is 111 W. Jackson Boulevard, 20th floor, Chicago, Illinois 60604.
Registration Rights Agreement
We entered into a registration rights agreement with B. Riley and Vintage on April 30, 2019, which we refer to as the registration rights agreement. Pursuant to the registration rights agreement, we have agreed to provide B. Riley and Vintage with customary demand and piggyback registration rights for all shares of our common stock they beneficially own following the completion of the equitization transactions. In addition, we have also agreed to provide certain piggyback registration rights to all persons who receive shares of our common stock through the equitization transactions and who sign a joinder to the registration rights agreement. Most fees, costs, and expenses of underwritten registrations will be borne by us, other than underwriting discounts, selling commissions and transfer taxes, which will be borne by the registration rights holders in connection with the sale of their shares. Our obligation to register the shares and take other actions is subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered, and the duration of these rights.
We have agreed that the terms of the registration rights agreement will apply to the registration of the shares being sold by the selling stockholders pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK
Introduction
In the discussion that follows, we have summarized selected provisions of our restated certificate of incorporation as amended, or the certificate of incorporation, and our amended and restated bylaws, or bylaws, relating to our capital stock. This summary is not complete. This discussion is qualified in its entirety by reference to our certificate of incorporation and bylaws. You should read the provisions of our certificate of incorporation and bylaws as currently in effect for provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Information We Incorporate By Reference.”
Authorized Capital Stock
Our authorized capital stock consists of:

•	500,000,000 shares of common stock; and

•	20,000,000 shares of preferred stock, issuable in series.
The authorized shares of common stock have a par value of $0.01 per share. The authorized shares of preferred stock have a par value of $0.01 per share.
Common Stock
Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders, other than any matter that (1) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (2) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Our board of directors may grant holders of preferred stock, in the resolutions creating the series of preferred stock, the right to vote on the election of directors or any questions affecting our company.
Holders of our common stock are entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. Any future dividends will be paid at the discretion of our board of directors after taking into account various factors, including:

•	general business conditions;

•	industry practice;

•	our financial condition and performance;

•	our future prospects;

•	our cash needs and capital investment plans;

•	our obligations to holders of any preferred stock we may issue;

•	income tax consequences; and

•	the restrictions Delaware and other applicable laws and our contractual arrangements then impose.
If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.
Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund. All of our outstanding shares of common stock are fully paid and non-assessable.
Our common stock is listed on the New York Stock Exchange under the symbol “BW.” The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Preferred Stock
At the direction of our board of directors, without any action by the holders of our common stock, we may issue one or more series of preferred stock from time to time. Our board of directors can determine the number of shares of each series of preferred stock, the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series.
Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of our common stockholders. For example, any preferred stock issued may rank senior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, may discourage an unsolicited acquisition proposal or bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.
Limitation on Directors’ Liability and Renunciation of Business Opportunity
Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent Delaware law permits. Specifically, no director will be personally liable for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware; and

•	for any transaction from which the director derived an improper personal benefit.
This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities.
Our certificate of incorporation expressly renounces any interest or expectancy of our company in, or in being offered an opportunity to participate in, any business opportunity that is presented to B. Riley, Vintage or their respective directors, officers, shareholders, or employees.
Statutory Business Combination Provision
As a Delaware corporation, we are subject to Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a Delaware corporation’s outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years following the date that person became an interested stockholder unless:

•
before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

•
on completion of the transaction that resulted in that person’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws
Some of the provisions of our certificate of incorporation and bylaws discussed below may have the effect, either alone or in combination with Section 203 of the General Corporation Law of the State of Delaware, of making more difficult or discouraging a tender offer, proxy contest, merger or other takeover attempt that our board of directors opposes but that a stockholder might consider to be in its best interest. These provisions could also have the effect of increasing the bargaining leverage of our board of directors, on behalf of our stockholders, in any future negotiations concerning a potential change of control of our company. Our board of directors has observed that certain tactics that bidders employ in making unsolicited bids for control of a corporation, including hostile tender offers and proxy contests, have become relatively common in modern takeover practice. Our board of directors considers those tactics to be disruptive and potentially contrary to the overall best interests of our stockholders. In particular, bidders may use these tactics in conjunction with an attempt to acquire a corporation at an unfairly low price. In some cases, a bidder will make an offer for less than all the outstanding capital stock of the target company, potentially leaving stockholders with the alternatives of partially liquidating their investment at a time that may be disadvantageous to them or retaining an investment in the target company under substantially different management with objectives that may not be the same as the new controlling stockholder. The concentration of control in our company that could result from such an offer could deprive our remaining stockholders of the benefits of listing on the New York Stock Exchange and public reporting under the Exchange Act.
While our board of directors does not intend to foreclose or discourage reasonable merger or acquisition proposals, it believes that value for our stockholders can be enhanced by encouraging would-be acquirers to forego hostile or coercive tender offers and negotiate terms that are fair to all stockholders with our board of directors. Our board of directors believes that the provisions described below will (1) discourage disruptive tactics and takeover attempts at unfair prices or on terms that do not provide all stockholders with the opportunity to sell their stock at a fair price and (2) encourage third parties who may seek to acquire control of our company to initiate such an acquisition through negotiations directly with our board of directors. Our board of directors also believes these provisions will help give it the time necessary to evaluate unsolicited offers, as well as appropriate alternatives, in a manner that assures fair treatment of our stockholders. Our board of directors recognizes that a takeover might in some circumstances be beneficial to some or all of our stockholders, but, nevertheless, believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure our company outweigh the disadvantages of discouraging those proposals.
Our certificate of incorporation provides that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Our bylaws provide that only a majority of our board of directors or the chairman of our board of directors may call a special meeting of our board of directors or our stockholders.
Our certificate of incorporation provides for a classified board of directors. Our board of directors is divided into three classes, with the directors of each class as nearly equal in number as possible. At each annual meeting of our stockholders, the term of a different class of our directors expires. As a result, our stockholders elect approximately one-third of our board of directors each year. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.
Our certificate of incorporation provides that the number of directors will be fixed exclusively by, and may be increased or decreased exclusively by, our board of directors from time to time, but will not be less than three. Our certificate of incorporation provides that directors may be removed only with cause or upon a board determination (as such terms are defined in our certificate of incorporation) and, in either case, by a vote of at least

80% of the voting power of our outstanding voting stock. A vacancy on our board of directors may be filled by a vote of a majority of the directors in office, and a director appointed to fill a vacancy serves for the remainder of the term of the class of directors in which the vacancy occurred. These provisions prevent our stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.
Our bylaws contain advance notice and other procedural requirements that apply to stockholder nominations of persons for election to our board of directors at any annual or special meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. In the case of any annual meeting, a stockholder proposing to nominate a person for election to our board of directors or proposing that any other action be taken is required to give our Corporate Secretary written notice of the proposal not less than 90 days and not more than 120 days before the anniversary of the date of the immediately preceding annual meeting of stockholders. These stockholder proposal deadlines are subject to exceptions if the pending annual meeting date is more than 30 days prior to or more than 30 days after the anniversary of the immediately preceding annual meeting. If the chairman of our board of directors or a majority of our board of directors calls a special meeting of stockholders for the election of directors, a stockholder proposing to nominate a person for that election must give our Corporate Secretary written notice of the proposal not earlier than 120 days prior to that special meeting and not later than the last to occur of (1) 90 days prior to that special meeting or (2) the 10th day following the day we publicly disclose the date of the special meeting. Our bylaws prescribe specific information that any such stockholder notice must contain. These advance notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.
Our certificate of incorporation provides that our stockholders may adopt, amend and repeal our bylaws at any regular or special meeting of stockholders by a vote of at least 80% of the voting power of our outstanding voting stock, provided the notice of intention to adopt, amend or repeal the bylaws has been included in the notice of that meeting. Our certificate of incorporation also confers on our board of directors the power to adopt, amend or repeal our bylaws with the affirmative vote of a majority of the directors then in office.
As discussed above under “—Preferred Stock,” our certificate of incorporation authorizes our board of directors, without the approval of our stockholders, to provide for the issuance of all or any shares of our preferred stock in one or more series and to determine the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series. The issuance of shares of our preferred stock or rights to purchase shares of our preferred stock could discourage an unsolicited acquisition proposal. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of our common stockholders.

PLAN OF DISTRIBUTION
We are registering 25,616,352 shares of our common stock to permit the resale of these shares by the selling stockholders from time to time after the date of this prospectus. The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders or the selling stockholders’ pledgees, donees, transferees or other successors-in-interest who have received, after the date of this prospectus and from the selling stockholders, shares as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in privately negotiated transactions. The selling stockholders may sell their shares of common stock by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	a transaction on any exchange or in the over-the-counter market;

•	in privately negotiated transactions;

•
in options transactions, including through the writing of put or call options (whether those options are listed on an options exchange or otherwise) relating to the shares of common stock offered by this prospectus, or the short sales of the offered shares of common stock; or

•	any other method permitted pursuant to applicable law.
The selling stockholders may also sell securities pursuant to Rule 144 under the Securities Act, or any other exemption from registration under the Securities Act, rather than pursuant to this prospectus, in each case if such exemption is available.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares of common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the shares of common stock short and redeliver the shares of common stock to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares of common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling stockholders may also pledge shares of common stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may affect sales of the pledged shares of common stock pursuant to this prospectus (as supplemented or amended to reflect such transaction). In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or their agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.
In offering the shares of common stock covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act.
In order to comply with the securities laws of certain states, if applicable, the shares of common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The selling stockholders will be subject to the anti-manipulation rules of Regulation M under the Exchange Act. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of shares of common stock is made, if required, a prospectus supplement will be distributed that will set forth the number of shares of common stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
There can be no assurance that the selling stockholders will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus or any applicable prospectus supplement forms a part.

LEGAL MATTERS
King & Spalding LLP will pass upon the validity of the securities being offered hereby.
EXPERTS
The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year-ended December 31, 2018, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule, and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Prospectus

Babcock & Wilcox Enterprises, Inc.

Common Stock